BLACKROCK California Municipal Series Trust:

BlackRock California Insured Municipal Bond Fund

FILE #811-04264

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
11/1/2006	SAN DIEGO CALIF UNI BOND	266,820,000	1,500,000	Banc of America Securities LLC; Citigroup Global Markets Inc.; Merrill Lynch & Co.; Morgan Stanley; Stone & Youngberg LLC; UBS Securities LLC; Loop Capital Markets; Ramirez & Co., Inc.
4/20/2007	PUERTO RICO ELECTRIC POWER AUTHORITY	1,943,565,000.00

JPMorgan; UBS Investment Bank; Wachovia Bank, National Association; Banc of America Securities LLC; BBVAPR MSD; Citigroup; Goldman, Sachs & Co.; Lehman Brothers; Merrill Lynch & Co.; Morgan Stanley; Popular Securities; RBC Capital Markets; Samuel A. Ramirez & Co.; Santander Securities

5/9/2007	EAST BAY MUNICIPAL UTILITY DISTRICT	450,000,000.00		Citigroup Global Markets Inc.; Merrill Lynch & Co.; Bear, Stearns & Co. Inc.; E.J. De La Rosa & Co., Inc.; Lehman Brothers; Siebert Brandford Shank & Co., LLC